Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Ford Motor Credit Company LLC

Final Term Sheet

2.343% Notes due 2020
3.815% Notes due 2027
Floating Rate Notes due 2020

2.343% Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	October 30, 2017

Settlement Date:	November 2, 2017 (T+3)

Stated Maturity:	November 2, 2020

Principal Amount:	$1,000,000,000

Interest Rate:	2.343%

Benchmark Treasury:	1.625% due October 15, 2020

Benchmark Treasury Yield and Price:	1.693%; 99-25 ¾

Spread to Benchmark Treasury:	+65 basis points

Yield to Maturity:	2.343%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$997,500,000 (99.750%)

Interest Payment Dates:	Semi-annually on each May 2 and November 2, beginning May 2, 2018

Redemption Provision:	None.

Joint Book-Running Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A.
BB Securities Limited
BNY Mellon Capital Markets, LLC

U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP/ISIN:	345397 YS6 / US345397YS67

3.815% Notes due 2027

Issuer:	Ford Motor Credit Company LLC

Trade Date:	October 30, 2017

Settlement Date:	November 2, 2017 (T+3)

Stated Maturity:	November 2, 2027

Principal Amount:	$750,000,000

Interest Rate:	3.815%

Benchmark Treasury:	2.250% due August 15, 2027

Benchmark Treasury Yield and Price:	2.365%; 99-00

Spread to Benchmark Treasury:	+145 basis points

Yield to Maturity:	3.815%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.450%

Net Proceeds (Before Expenses) to Issuer:	$746,625,000 (99.550%)

Interest Payment Dates:	Semi-annually on each May 2 and November 2, beginning May 2, 2018

Redemption Provision:

The 2027 Notes may be redeemed, in whole or in part, on or after August 2, 2027, the date that is three months prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A.
BB Securities Limited
BNY Mellon Capital Markets, LLC

U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP/ISIN:	345397 YT4 / US345397YT41

Floating Rate Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	October 30, 2017

Settlement Date:	November 2, 2017 (T+3)

Stated Maturity:	November 2, 2020

Principal Amount:	$250,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$249,375,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+43 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on February 2, May 2, August 2 and November 2 of each year prior to the Maturity Date, commencing February 2, 2018

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on February 2, May 2, August 2 and November 2 of each year, commencing February 2, 2018 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Barclays Capital Inc.

Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A.
BB Securities Limited
BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP/ISIN:	345397 YR8 / US345397YR84

It is expected that delivery of the Notes will be made against payment therefor on or about November 2, 2017, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as ‘‘T+3’’). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Credit Suisse Securities (USA) LLC at 1-888-603-5847, Goldman Sachs & Co. LLC at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Mizuho Securities USA LLC at  1-866-271-7403, Morgan Stanley & Co. LLC at 1-866-718-1649, and RBC Capital Markets, LLC at  1-866-375-6829.